                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                               Amendment No. 1*


                                  Cintas Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  172908105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           PNC Bank Corp.  25-143-5979


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


  Number of Shares             5) Sole Voting Power                     469,856
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                     3,200


                               7) Sole Dispositive Power                416,999


                               8) Shared Dispositive Power               40,650


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        492,456


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                   1.05


   12) Type of Reporting Person (See Instructions)                          HC


   * This Amendment is being filed to correct a previously filed 13-G Report which erroneously reported beneficial ownership of more than 5% on behalf of PNC Bank Corp. and its affiliate, Bank of Delaware. The erroneous information was the result of a computer systems error.

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  Schedule 13G
                   Under the Securities Exchange Act of 1934

                               Amendment No. 1*


                                  Cintas Corp.
______________________________________________________________________________
                                (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                         (Title of Class of Securities)

                                  172908105
______________________________________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement
CUSIP No.

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
           Bank of Delaware


    2)   Check the Appropriate Box if a Member of a Group (See Instructions)
         a)
         b)

    3)   SEC USE ONLY


    4)   Citizenship or Place of Organization Pennsylvania


  Number of Shares             5) Sole Voting Power                     145,300
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power                         0


                               7) Sole Dispositive Power                145,000


                               8) Shared Dispositive Power                    0


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                        145,300


   10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


   11) Percent of Class Represented by Amount in Row (9)                    .31


   12) Type of Reporting Person (See Instructions)                          BK


   * This Amendment is being filed to correct a previously filed 13-G Report which erroneously reported beneficial ownership of more than 5% on behalf of PNC Bank Corp. and its affiliate, Bank of Delaware. The erroneous information was the result of a computer systems error.

   Item 4 - Ownership:
     (a) Amount Beneficially Owned:
                                                                        492,456


     (b) Percent of Class:
                                                                           1.05

     (c) Number of shares to which such person has:
         (i) sole power to vote or to direct the vote                   469,865
         (ii) shared power to vote or to direct the vote                  3,200
         (iii) sole power to dispose or to direct the disposition of    416,299
         (iv) shared power to dispose or to direct the disposition of    40,650






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         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         February 23, 1994
         _____________________________________________________________________
         Date

           /s/  Michelle A. O'Donnell, Assistant Vice President
           and Assistant Regulatory Counsel
         _____________________________________________________________________
         Signature


           /s/  Michelle A. O'Donnell, Assistant Vice President
           and Assistant Regulatory Counsel
         ______________________________________________________________________
         Name/Title





         _____________________________________________________________________
         Date



         _____________________________________________________________________
         Signature


         _____________________________________________________________________
         Name/Title

         Item 10 - Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           February 23, 1994
         _____________________________________________________________________
         Date

          /s/ Peter C. Fulweiler, Vice President
         _____________________________________________________________________
         Signature


          Peter C. Fulweiler, Vice President
         _____________________________________________________________________
         Name/Title





         _____________________________________________________________________
         Date



         _____________________________________________________________________
         Signature



         _____________________________________________________________________
         Name/Title